Exhibit 10.14
VALUEVISION MEDIA, INC.

Non-Statutory Stock Option Award Agreement
Under the 2011 Omnibus Incentive Plan

ValueVision Media, Inc. (the “Company”), pursuant to its 2011 Omnibus Incentive Plan (the “Plan”), hereby grants to you, the Optionee named below, an Option to purchase the number of shares of the Company's common stock shown in the table below at the specified exercise price per share. The terms and conditions of this Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document which is attached. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Optionee:**[_______________________]
No. of Shares Covered:**[_______]	Grant Date:__________, 20__
Exercise Price Per Share:$**[______]	Expiration Date:__________, 20__
Vesting and Exercise Schedule:
Dates	Number of Shares as to Which Option Becomes Vested and Exercisable

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Option Award.

OPTIONEE:    VALUEVISION MEDIA, INC.

By:________________________________
Title:_______________________________

ValueVision Media, Inc.
2011 Omnibus Incentive Plan
Non-Statutory Stock Option Award Agreement

Option Terms and Conditions

1.	Non-Qualified Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code and will be interpreted accordingly.

2.
Vesting and Exercise Schedule. This Option will vest and become exercisable as to the portion of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company does not end. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares that may then be purchased under that Schedule.

Vesting and exercisability of this Option may be accelerated during the term of the Option under the circumstances described in Sections 12(b), (c) and (d) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

3.	Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:

(a)	the Expiration Date specified on the cover page of this Agreement;

(b)	upon your termination of Service for Cause;

(c)
upon the expiration of any applicable period specified in Sections 6(e), which provides in part that upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portion of this Options may be exercised for a period of three months after the date of such termination, and 12(b)(4) of the Plan during which this Option may be exercised after your termination of Service; or

(d)	the date (if any) fixed for termination or cancellation of this Option pursuant to Sections 12(b)(2), (b)(3), (c) or (d) of the Plan.

4.
Service Requirement. Except as otherwise provided in Sections 6(e) and 12(b)(4) of the Plan, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and only if you have continuously provided such Service since the date this Option was granted.

5.
Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised by delivering written or electronic notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company's Corporate Secretary or the party designated by such officer (which written or electronic notice will state the number of Shares to be purchased, the manner in which the exercise price will be paid and the manner in which the Shares to be acquired are to be delivered, and must be signed or otherwise authenticated by the person exercising this Option), or by such other means as the Committee may approve. If the person exercising this Option is not the Optionee, he/she also must submit appropriate proof of his/her right to exercise this Option.

6.	Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)    cash (including check, bank draft or money order payable to the Company);

(b)    to the extent permitted by law, a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver proceeds of a sale of all or a portion of the Shares for which the Option is being exercised (or proceeds of a loan secured by such Shares) to the Company in payment of the purchase price of such Shares; or

(c)    by delivery to the Company or its designated agent of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

7.
Withholding Taxes. You may not exercise this Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Option. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired upon exercise of the Option, you must make such a request which shall be subject to approval by the Company. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding tax obligations.

8.
Delivery of Shares. As soon as practicable after the Company receives the notice and exercise price provided for above, and determines that all conditions to exercise, including Section 7 of this Agreement, have been satisfied, it will arrange for the delivery of the Shares being purchased in accordance with the delivery instructions indicated in such notice. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of the Shares to you, and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to issue or deliver any

Shares prior to the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company may determine to be necessary or desirable.

9.
Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or (ii) pursuant to a qualified domestic relations order. Following any such transfer, this Option shall continue to be subject to the same terms and conditions that were applicable to this Option immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

10.
No Shareholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a shareholder of the Company with respect to any Shares subject to this Option until an appropriate book entry in the Company's stock register has been made or a certificate evidencing such Shares has been issued. No adjustments shall be made for dividends or other rights if the applicable record date occurs before an appropriate book entry has been made or your stock certificate has been issued, except as otherwise described in the Plan.

11.
Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

12.
Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

13.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

14.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

15.
Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 6740 Shady Oak Road, Eden Prairie, MN 55344, fax 952‑943‑6111, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company's records as your most recent mailing address.

By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.